Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf  of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Siebert Financial Corp. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 26, 2017.

Dated: February 26, 2018	Overstock.com, Inc.

	By:	/s/ E. Glen Nickle
	Name:	E. Glen Nickle
	Title:	Vice President, Legal, and General Counsel

Dated: February 26, 2018	Medici Ventures, Inc.

	By:	/s/ Steven Hopkins
	Name:	Steven Hopkins
	Title:	Chief Operating Officer and General Counsel

Dated: February 26, 2018	t0.com, Inc.

	By:	/s/ Joseph Cammarata
	Name:	Joseph Cammarata
	Title:	President

Dated February 26, 2018	Patrick M. Byrne

/s/ Patrick M. Byrne
Patrick M. Byrne

Dated February 26, 2018	High Plains Investments LLC

By: Haverford Valley L.C.

	By:	/s/ John Pettway
	Name:	John Pettway
	Title:	Manager

Dated February 26, 2018	Haverford Valley L.C.

	By:	/s/ John Pettway
	Name:	John Pettway
	Title:	Manager